Exhibit 99.4

FORM OF LETTER TO NOMINEE HOLDERS

WHOSE CLIENTS ARE BENEFICIAL HOLDERS

EXCO RESOURCES, INC.

Up to 44,995,665 Shares of Common Stock

Issuable upon the Exercise of Transferable Subscription Rights at $5.00 Per Share

December 17, 2013

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being sent by EXCO Resources, Inc. (the “Company”) to securities dealers, commercial banks, trust companies and other nominee holders of our common stock at 5:00 p.m., New York City time, on December 19, 2013 (the “Record Date”) in connection with our distribution at no charge of transferable rights to purchase shares of our common stock in a rights offering by the company. The rights offering is described in the enclosed offering prospectus dated December 17, 2013 (“Prospectus”). We are asking you as nominee for your clients who beneficially hold our common stock to contact the beneficial owners for instructions regarding the rights offering.

As described in the Prospectus, the Company is offering up to 44,995,665 shares of common stock at a cash price of $5.00 per share. For each share of common stock owned as of the Record Date, you may purchase 0.25 of a share of common stock under what we refer to as your “Basic Subscription Right.” In addition, if you exercise your Basic Subscription Right in full (including in respect of subscription rights purchased from others), you will be eligible to purchase any whole shares of common stock that are not purchased by other rights holders under what we refer to as your “Over-Subscription Privilege.” Exercise of your Over-Subscription Privilege is subject to limitation and allocation as further described in the Prospectus. Please note that fractional shares as to any rights holder resulting from exercise of the Basic Subscription Right or proration in the Over-Subscription Privilege will be rounded down to the nearest whole share.

The rights are transferable, and the Company expects that the rights will trade on the New York Stock Exchange under the symbol “XCO-RT” from the commencement of the rights offering until 4:00 p.m., New York City time, on January 8, 2014, unless extended by the Board of Directors of the Company.

The rights offering will expire at 5:00 p.m., New York City time, on January 9, 2014, unless extended by the Board of Directors of the Company (the “Expiration Date”). Your right to purchase common stock in the rights offering will expire if not exercised by such time. Once submitted, all exercises of the rights are irrevocable, subject to applicable law. You should read the Prospectus carefully before deciding whether to exercise your rights.

If you hold shares of our common stock for a client whose address is outside the United States, do not send them information or documents relating to the rights offering or attempt to exercise any rights on their behalf unless you or your client has provided evidence satisfactory to us that the exercise of such rights does not violate the laws of the jurisdiction of such client. This evidence must be provided to us prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions for use of EXCO Resources, Inc. Subscription Rights Certificates;

3.	A form of letter that may be sent to your clients for whose accounts you hold our common stock registered in your name or the name of your nominee;

4.	Nominee Holder Certification;

5.	Beneficial Owner Election Form;

6.	Notice of Guaranteed Delivery;

7.	Notice of Important Tax Information; and

8.	A return envelope addressed to Continental Stock Transfer & Trust Company, the Subscription Agent

Your prompt action is requested. To exercise your rights, you should deliver the properly completed and duly signed Beneficial Owner Election Form and the Nominee Holder Certification (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with full payment of the subscription price for each share of common stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Beneficial Owner Election Form and the Nominee Holder Certification or the Notice of Guaranteed Delivery and all other required subscription documents with payment, including final clearance of any checks, prior to the expiration of the rights offering.

Please contact the D.F. King & Co., Inc., the information agent, for additional copies of the enclosed materials and any questions or requests for assistance concerning the rights offering by calling 1-212-269-5550.

Very truly yours

EXCO Resources, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF EXCO RESOURCES, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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